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                     PURCHASE AGREEMENT ASSUMPTION AGREEMENT

            PURCHASE AGREEMENT ASSUMPTION AGREEMENT (this "Agreement"), dated as of November 26, 1996, is by IVAC Holdings, Inc., a Delaware corporation (the "Company"), and IVAC Overseas Holdings, Inc., a Delaware corporation (the "Second Guarantor").

                               W I T N E S S E T H

            WHEREAS, IMED Corporation, a Delaware corporation, ("IMED") has heretofore executed and delivered to the Initial Purchasers a purchase agreement (the "Purchase Agreement"), dated as of November 19, 1996, providing for the terms pursuant to which the Initial Purchasers will purchase $200,000,000 of aggregate principal amount of 9 3/4% Series A Senior Subordinated Notes due 2006 (the "Series A Notes") of IMED.

            WHEREAS, IMED has been merged with and into the Company (the "Merger");

            WHEREAS, pursuant to the Purchase Agreement, the Company upon consummation of the Merger is required to succeed to the obligations of IMED under the Purchase Agreement and to execute and deliver this Agreement concurrently with the Merger; and

            WHEREAS, pursuant to the Purchase Agreement immediately subsequent to the Merger, the Second Guarantor is required to become a party to the Purchase Agreement;

            NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Second Guarantor mutually covenant and agree for the equal and ratable benefit of the Initial Purchasers as follows:

            1. ASSUMPTION. The Company hereby agrees to assume all of the obligations of IMED under the Purchase Agreement and, hereafter, shall be deemed the "Company" for all purposes under the Purchase Agreement.

            2. ADDITIONAL GUARANTOR. The Second Guarantor hereby agrees to be deemed a "Guaranteeing Subsidiary" for all purposes under the Purchase Agreement and to perform all obligations and duties of a Guaranteeing Subsidiary thereunder.

            3. DEFINITIONS. Capitalized terms used herein but not defined shall have the meanings given to such terms in the Purchase Agreement.

            4. NEW YORK LAW TO GOVERN. The internal law of the State of New York, without regard to the choice of law rules thereof, shall govern and be used to construe this Agreement.


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            5. COUNTERPARTS. The parties may sign any number of copies of this
Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

            6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

                         [Signatures on following page]


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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the date first above written.


                                          IVAC HOLDINGS, INC.


                                          By: /s/ William J. Mercer
                                             ----------------------
                                          Name: William J. Mercer
                                          Title: President


                                          IVAC OVERSEAS HOLDINGS, INC.


                                          By: /s/ William J. Mercer
                                             ----------------------
                                          Name: William J. Mercer
                                          Title: President


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